EXHIBIT 21.1

List of Subsidiaries of the Company

Xi’an Tsining Housing Development Co., Ltd. (Xi’an, China)

Xi’an New Land Development Co., Ltd. (Xi’an, China)

Xi’an Haotai Housing Development Co., Ltd. (Xi’an, China)

Success Hill Investments Limited (Hong Kong)

Puhua (Xi’an) Real Estate Development Co., Ltd. (Xi’an, China)

Xi’an Xinxing Property Management Co., Ltd. (Xi’an, China)